Exhibit 99.2

Watsco Boosts Annual Dividend 16% to $5.80 Per Share

MIAMI, FLORIDA – (GLOBENEWSWIRE) – February 8, 2018 — Watsco, Inc. (NYSE: WSO) announced today that its Board of Directors has approved a 16% increase in its annual dividend to $5.80 per share on each outstanding share of its Common and Class B common stock. The increase will be reflected in the Company’s next regular dividend payment beginning in April 2018.

Albert H. Nahmad, Watsco’s Chairman & CEO stated: “We are pleased to be able to increase dividends to our shareholders and reflects our confidence in the business and is supported by our continued positive cash flow and strong balance sheet.”

Watsco has paid dividends to shareholders for more than 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends are considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

About Watsco

Watsco provides comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is the industry’s largest and currently serves 88,000 contractor businesses through 560 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco is a technology company, operating scalable platforms for mobile apps, e-commerce, business intelligence and supply chain. Strategic goals are to accelerate sales and profit growth, increase the speed and convenience of serving customers and to extend its reach into new geographies and sales channels. Watsco is also developing technologies to address the evolving buying habits of consumers in the digital economy. Over the long-term, Watsco believes its focus, scale and innovative culture offer significant advantages to address the consumer market, which is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “plan,” “optimistic,” “goal” or “intend,” the negative of these terms and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.